EXHIBIT 12

                                CARNIVAL CORPORATION
                        RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

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                                          FOR THE  YEARS ENDED NOVEMBER 30,
                                    1995     1994      1993      1992     1991


Income from continuing operations $451,091 $381,765 $318,170  $281,773 $253,824
Income tax expense                   9,374   10,053    5,497     9,008    8,995
Income from continuing operations
before income taxes               $460,465 $391,818 $323,667 $290,781 $262,819

Fixed Charges:
Interest expense                  $ 63,080 $ 51,378 $ 34,325 $ 53,792  $65,428
Interest portion of rental expense(1)1,645 2,575 2,894 3,567 3,300 Fixed charges associated with
discontinued operations                  0      928    1,451    1,265    7,349
Capitalized interest                18,762   21,888   24,609   21,682   28,215
Total fixed charges               $ 83,487 $ 76,769 $ 63,279 $ 80,306 $104,292

Earnings before fixed charges      $525,190 $446,699 $362,337 $349,405 $338,896

Ratio of earnings to fixed charges    6.3 x    5.8 x    5.7 x    4.4 x   3.2 x
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(1) Represents one-third of rental expense, which Company management believes to be representative of the interest portion of rental expense.